Exhibit 16.6

MTB GROUP OF FUNDS

SUB-ADVISORY CONTRACT

This Sub-Advisory Contract (“Contract”) is made this     day of         , 2011, among MTB Group of Funds, a Delaware statutory trust (the “Trust”), Rodney Square Management Corporation, a corporation organized under the laws of the state of Delaware (the “Adviser”), and MTB Investment Advisors, Inc., a Maryland corporation, having its principal place of business in Baltimore, Maryland (the “Sub-Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and offers for sale distinct series of shares of beneficial interest, each corresponding to a distinct portfolio;

WHEREAS, Adviser acts as the investment adviser for each series of the Trust listed on Schedule A to this Contract (each, a “Fund” and collectively, the “Funds”) pursuant to the terms of an Investment Advisory Contract between the Trust and the Adviser under which the Adviser is responsible for the coordination of investment of each Fund’s assets in portfolio securities; and

WHEREAS, the Adviser is authorized under the Investment Advisory Contract to delegate its investment responsibilities to one or more persons or companies;

WHEREAS, the Adviser and the Trust desire to make available the services, information, advice, assistance and facilities of the Sub-Adviser on behalf of each Fund, and to have the Sub-Adviser provide or perform for each Fund various research, statistical and investment services; and

WHEREAS, the Sub-Adviser is willing to furnish such services for the Adviser and the Trust with respect to each of the Funds on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Trust and the Adviser hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Funds which the Adviser determines to assign to the Sub-Adviser. Subject to the direction of the Trustees of the Trust and the Adviser, Sub-Adviser shall provide investment research and supervision of the investments of the Funds and conduct a continuous program of investment evaluation and of appropriate sale or other disposition and reinvestment of each Fund’s assets.

2. The Sub-Adviser accepts its appointment as a discretionary portfolio manager and agrees to use its professional judgment to make investment decisions for the Funds with respect to the investments of Fund assets and to implement such decisions on a timely basis in accordance with the provisions of this Contract.

3. The Sub-Adviser, in its discretionary management of the investments of each of the Funds will be guided by each of the Fund’s investment objective and policies and the provisions and restrictions contained in the Amended and Restated Agreement and Declaration and By-Laws of the Trust and as set forth in the Registration Statements and exhibits as may be on file with the Securities and Exchange Commission.

4. For the services to be furnished hereunder, the Sub-Adviser shall receive sub-advisory fees as provided in a separate fee letter, provided that such sub-advisory fee shall not exceed the amount of the Adviser’s fees listed in the current prospectus of each Fund. These fees may be paid by the Adviser or directly by a Fund. If the sub-advisory fee is paid directly by a Fund, the compensation paid to the Adviser with respect to that Fund under its investment advisory contract with the Fund will be reduced by the amount paid to the Sub-Adviser. The fee shall be payable monthly as soon as practicable after the last day of each month.

5. Each Fund shall pay or cause to be paid all of its own expenses and its allocable share of Trust expenses, including, without limitation, the expenses of organizing the Trust and continuing its existence; fees and expenses of Trustees and officers of the Trust; fees for investment advisory services and administrative personnel and services; expenses incurred in the distribution of its shares (“Shares”), including expenses of administrative support services; fees and expenses of preparing and printing its Registration Statements under the Securities Act of 1933 and the 1940 Act, and any amendments thereto; expenses of registering and qualifying the Trust, the Funds, and Shares of the Funds under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Trust and the Funds. Each Fund will also pay its allocable share of such extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Trust to indemnify its officers and Trustees and agents with respect thereto.

6. The net asset value of each Fund’s Shares as used herein will be calculated to the nearest 1/10th of one cent.

7. The Sub-Adviser may from time to time and for such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses of one or more of the Funds) to the extent that any Fund’s expenses exceed such lower expense limitation as the Sub-Adviser may, by notice to the Fund, voluntarily declare to be effective.

8. This Contract shall begin tor each Fund as of the date of execution of the applicable exhibit and shall continue in effect with respect to each Fund presently set forth on an exhibit (and any subsequent Funds added pursuant to an exhibit during the initial term of this Contract) for two years from the date of this Contract set forth above and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party cast in person at a meeting called for that purpose: and (b) Sub-Adviser shall not have notified a Fund in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to that Fund. If a Fund is added after the first approval by the Trustees as described above, this Contract will be effective as to that Fund upon execution of the applicable exhibit and will continue in effect until the next annual approval of this Contract by the Trustees and thereafter for successive period of one year, subject to approval as described above.

9. Notwithstanding any provision in this Contract, it may be terminated at any time with respect to any Fund, without the payment of any penalty, by the Trustees of the Trust upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others. Any fees due to the Sub-Adviser will be prorated to the date of termination.

10. This Contract may also be terminated by the Adviser or the Sub-Adviser, without the payment of any penalty immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by the Adviser or the Sub-Adviser upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others. Any fees due to the Sub-Adviser will be prorated to the date of termination.

11. This Contract shall automatically terminate in the event of its assignment. The Sub-Adviser shall notify the Trust and the Adviser in writing sufficiently in advance of any proposed change of control within the meaning of the 1940 Act to enable the Fund and the Adviser to take the steps necessary to enter into a new contract with the Sub-Adviser.

12. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Contract on the part of Sub-Adviser, Sub-Adviser shall not be liable to the Adviser, the Trust or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

13. This Contract may be amended at any time, but only by written agreement of the parties provided that the amendment, other than amendments to Schedule A, shall be approved both by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party to this Contract (other than as Trustees of the Trust) cast in person at a meeting called for that purpose, and, to the extent required by the 1940 Act, on behalf of a Fund by a majority of the outstanding voting securities of such Fund.

14. The Sub-Adviser acknowledges that all sales literature for investment companies (such as the Trust) are subject to strict regulatory oversight. The Sub-Adviser agrees to submit any proposed sales literature for the Trust (or any Fund) or for itself or its affiliates which mentions the Trust (or any Fund) to the Trust’s distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature, provided, however. that nothing herein shall be construed so as to create any obligation or duty on the part of the Sub-Adviser to produce sales literature for the Trust (or any Fund). The Trust agrees to cause its distributor to promptly review all such sales literature to ensure compliance with relevant requirements, to promptly advise Sub-Adviser of any deficiencies contained in such sales literature, to promptly tile complying sales literature with the relevant authorities, and to cause such sales literature to be distributed to prospective investors in the Funds.

15. This Contract shall he construed in accordance with and governed by the laws of the [Commonwealth of Pennsylvania].

16. This Contract will become binding on the parties hereto upon their execution of the attached exhibits to this Contract.

17. Sub-Adviser agrees to maintain the security and confidentiality of nonpublic personal information (“NPI”) of Fund customers and consumers, as those terms are defined in Regulation S-P, 17 CFR Part 248. Su-Adviser agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specific law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by the Fund(s), in each instance in furtherance of fulfilling Sub-Adviser’s obligations under this Contract and consistent with the exceptions provided in 17 CFR Sections 248.14, 248.15 and 248.13, respectively.

18. In compliance with the requirements of the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by the 1940 Act the records required to be maintained under the 1940 Act.

19. The execution and delivery of this Contract have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Contract are not binding upon any of the Trustees or shareholders of the Trust, but bind only the appropriate property of the Fund, or Class, as provided in the Amended and Restated Declaration of Trust.

IN WITNESS WHEREOF the parties have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date first written above.

MTB GROUP OF FUNDS

By:
[Name]
[Title]

RODNEY SQUARE MANAGEMENT CORPORATION

By:
[Name]
[Title]

MTB INVESTMENT ADVISERS, INC.

By:
[Name]
[Title]

Schedule A

To

Sub-Advisory Contract

Dated             , 2011

Among

MTB Group of Funds,

Rodney Square Management Corporation,

And

MTB Investment Advisors, Inc.

Funds of MTB Group of Funds

[Wilmington] Municipal Bond Fund

[Wilmington] Large-Cap Strategy Fund

[Wilmington] Small-Cap Strategy Fund

[Wilmington] Multi-Manager Real Asset Fund

[Wilmington] Strategic Allocation Aggressive Fund

[Wilmington] Strategic Allocation Conservative Fund

Amended and Restated

Schedule A

[Post Live Mergers]

To

Sub-Advisory Contract

Dated             , 2012

Among

MTB Group of Funds,

Rodney Square Management Corporation,

And

MTB Investment Advisors, Inc.

Funds of MTB Group of Funds

[Wilmington] Municipal Bond Fund

[Wilmington] Large-Cap Strategy Fund

[Wilmington] Small-Cap Strategy Fund

[Wilmington] Multi-Manager Real Asset Fund

[Wilmington] Strategic Allocation Aggressive Fund

[Wilmington] Strategic Allocation Conservative Fund

MTB Money Market Fund

MTB Income Fund

MTB U.S. Government Money Market Fund

MTB Tax-Free Money Market Fund

MTB International Equity Fund

MTB Intermediate-Term Bond Fund

MTB Short Duration Government Bond Fund

MTB Maryland Municipal Bond Fund

MTB New York Municipal Bond Fund

MTB Pennsylvania Municipal Bond Fund

MTB Short-Term Corporate Bond Fund

MTB Virginia Municipal Bond Fund

MTB Strategic Allocation Fund

MTB Large Cap Growth Fund

MTB Mid Cap Growth Fund

MTB Small Cap Growth Fund